Exhibit 99(a)(2)

MONTHLY SERVICER’S CERTIFICATE
(TO BE DELIVERED EACH MONTH PURSUANT TO SECTION 3.01(b)(i)
OF THE SERIES 2004-1 TRANSITION PROPERTY SERVICING AGREEMENT)

TXU ELECTRIC DELIVERY TRANSITION BOND COMPANY LLC,
Series 2004-1 Bonds

TXU Electric Delivery Company, as Servicer

Pursuant to the Series 2004-1 Transition Property Servicing Agreement dated as of June 7, 2004 (the “Series 2004-1 Transition Property Servicing Agreement”) between TXU Electric Delivery Company, as Servicer, and TXU Electric Delivery Transition Bond Company LLC, as Issuer, the Servicer does hereby certify as follows:

SERIES 2004-1 COLLECTION PERIOD: May 2006
Customer Class	a. Series 2004-1 Transition Charge in Effect		b. Series 2004-1 Transition Charge Billed	c. Actual Series 2004-1 Transition Charge Payments Received	d. Series 2004-1 Transition Charge Remittance Made to Trustee
Residential Service		$0.000958 / kWh	$2,470,222.46	$2,076,297.99	$2,076,297.99
General Service Secondary Non-demand Demand	$ $	0.000826 / kWh 0.366 / kW	$4,310,043.08	$3,856,165.16	$3,856,165.16
General Service Primary Non-demand Demand	$ $	0.000378 / kWh 0.289 / kW	$432,430.83	$359,431.78	$359,431.78
High Voltage Service		$0.146 / kW	$179,832.02	$171,239.57	$171,239.57
Lighting Service		$0.001360 / kWh	$54,629.54	$46,978.31	$46,978.31
Instantaneous Interruptible		$0.163 / kW	$158,995.81	$111,550.38	$111,550.38
Noticed Interruptible		$0.161 / kW	$142,731.27	$127,651.57	$127,651.57
Total			$7,748,885.01	$6,749,314.76	$6,749,314.76

        Capitalized terms used herein have their respective meanings set forth in the Series 2004-1 Transition Property Servicing Agreement.

In WITNESS HEREOF, the undersigned has duly executed and delivered this Monthly Servicer’s Certificate this 5th day of June, 2006.

TXU ELECTRIC DELIVERY COMPANY, as Servicer

By:	/s/ John M. Casey
Name: John M. Casey
Title: Assistant Treasurer

                                                                                                                                          2